Exhibit 99.01

Press Release

Available for Immediate Publication: January 31, 2018

FNB Bancorp Reports Fourth Quarter 2017 Earnings of $0.13 Per Diluted Share

Source: FNB Bancorp (CA) (NASDAQ:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (NASDAQ: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common stockholders for the fourth quarter of 2017 of $960,000 or $0.13 per diluted share, compared to net earnings available to common shareholders of $3,042,000 or $0.41 per diluted share for the fourth quarter of 2016. Fourth quarter results include adjustments to asset values that were recorded following the enactment of the Tax Cuts and Jobs Act of 2017 (“H.R.1”), which reduced the federal income tax rate from 35% to 21% beginning in 2018. The fourth quarter adjustments related to H.R.1 included a reduction in our net deferred tax assets of $(3.0) million or $(0.39) per diluted share.

During the fourth quarter of 2017, the Company’s Board of Directors signed a definitive agreement whereby FNB Bancorp, the sole shareholder of First National Bank of Northern California, would be sold to TriCo Bancshares. The merger agreement is expected to be presented to and voted on by the shareholders of both companies sometime in late first quarter or early second quarter, 2018.

“During the fourth quarter of 2017, the Company was able to grow our net loan portfolio by $0.6 million. Growth in our deposit liabilities total $5.2 million, which included growth in our non-interest bearing DDA of $3.7 million. Cash generated from our growth in deposits and reductions in our cash and investment portfolio was used to reduce our FHLB borrowings outstanding by $10 million. Net interest income was $12.0 million during the fourth quarter of 2017, an increase of $0.2 million during the quarter. Net interest income was helped by the fact that the adjustable rate portion of our loan portfolio continued to reset to higher yields, in response to increases to short term rates by the Federal Open Market Committee and increases in short term LIBOR rates. The reduction in our Stockholder’s Equity during the quarter was related to the additional income tax expense recorded because of H.R.1. Our personnel worked diligently during the fourth quarter to maintain our profitability while continuing to provide for our customers’ financial needs, providing them with what they need when they need it”, stated CEO Tom McGraw.

“Our credit quality continued to improve during the fourth quarter of 2017. Total non-performing assets decreased by $3.1 million. This decrease was the result of successful efforts to reduce the level of our non-accrual loans. We did foreclose on one commercial property located in Lafayette, CA, bringing our total number of foreclosure properties to two, with a carrying value of $3.3 million as of December 31, 2017. We utilize a conservative underwriting approach in our loan origination process which, historically, has served to keep problem loans at reasonable levels. During the quarter we recorded a $0.2 million loan loan recovery. This recovery was possible due to the strong credit quality inherent in our loan portfolio coupled with the fact we experienced loan recoveries, net of loan charge offs, totaling $0.1 million during the quarter. Management believes our allowance for loan losses are adequate given the level of risk that has been identified in our loan portfolio”, continued Tom McGraw.

FNB Bancorp and Subsidiary
CONSOLIDATED BALANCE SHEETS	(Unaudited)
(Dollar and share amounts in thousands, except earnings per share)	As of
	December 31,
	2017	2016
ASSETS
Cash and due from banks	$18,353	$15,758
Interest-bearing time deposits with financial institutions	130	205
Securities available for sale, at fair value	355,857	360,105
Other equity securities	7,567	7,206
Loans, net of deferred loan fees and allowance for loan losses	829,766	782,485
Bank premises, equipment and leasehold improvements, net	9,322	9,837
Bank owned life insurance	16,637	16,247
Accrued interest receivable	5,317	4,942
Other real estate owned	3,300	1,427
Goodwill	4,580	4,580
Prepaid expenses	825	856
Other assets	13,584	15,746
TOTAL ASSETS	$1,265,238	$1,219,394

LIABILITIES
Deposits:
Demand, noninterest bearing	$313,435	$296,273
Demand, interest bearing	130,988	121,086
Savings and money market	467,788	487,763
Time	138,084	114,384
Total Deposits	1,050,295	1,019,506
Federal Home Loan Bank advances	75,000	71,000
Note payable	3,750	4,350
Accrued expenses and other liabilities	16,913	14,224
Total Liabilities	1,145,958	1,109,080
STOCKHOLDERS’ EQUITY
Common stock, no par value	85,565	84,283
Retained earnings	34,654	27,577
Accumulated other comprehensive (losses), net of tax	(939)	(1,546)
Total Stockholders’ Equity	119,280	110,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,265,238	$1,219,394

FNB Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar and share amounts in thousands, except earnings per share)
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
INTEREST INCOME
Interest and fees on loans	$10,867	$9,578	$41,956	$38,313
Interest on dividends and securities	2,119	1,925	8,136	7,156
Interest on deposits with other financial institutions	42	7	126	44
Total interest income	13,028	11,510	50,218	45,513

INTEREST EXPENSE
Deposits	757	631	2,807	2,780
Federal Home Loan Bank advances	249	48	850	67
Interest on note payable	52	55	214	222
Total interest expense	1,058	734	3,871	3,069
NET INTEREST INCOME	11,970	10,776	46,347	42,444
(Recovery of) provision for loan losses	(220)	—	(360)	150
NET INTEREST INCOME AFTER (RECOVERY OF) PROVISION FOR LOAN LOSSES	12,190	10,776	46,707	42,294
NONINTEREST INCOME
Service charges	532	599	2,264	2,461
Net gain on sale of available-for-sale securities	—	57	210	438
Earnings on bank owned life insurance	97	102	390	402
Other income	237	565	996	1,294
Total noninterest income	866	1,323	3,860	4,595
NONINTEREST EXPENSES
Salaries and employee benefits	4,906	4,839	19,366	19,474
Occupancy expense	685	635	2,747	2,528
Equipment expense	402	448	1,646	1,765
Professional fees	261	384	1,482	1,363
FDIC assessment	90	150	400	600
Telephone, postage, supplies	324	298	1,267	1,199
Advertising expense	109	120	451	524
Data processing expense	143	178	571	657
Low income housing expense	122	71	472	284
Surety insurance	87	85	349	347
Director fees	72	72	288	288
Other real estate owned expense (recovery), net	63	5	80	(5)
Other expenses	354	458	1,430	1,668
Total noninterest expense	7,618	7,743	30,549	30,692
EARNINGS BEFORE PROVISION FOR INCOME TAXES	5,438	4,356	20,018	16,197
Provision for income taxes	4,478	1,314	9,307	5,696
NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS	$960	$3,042	$10,711	$10,501

Per Share and Shareholder Information
Basic earnings per share available to common stockholders	$0.13	$0.42	$1.46	$1.45
Diluted earnings per share available to common stockholders	$0.13	$0.41	$1.41	$1.42
Cash dividends declared	$964	$739	$3,584	$2,847
Average shares outstanding	7,412	7,275	7,361	7,233
Average diluted shares outstanding	7,669	7,461	7,607	7,417
Shares outstanding as of the end of period	7,442	7,279	7,442	7,279

FNB Bancorp and Subsidiary
FINANCIAL HIGHLIGHTS
(Dollar and share amounts in thousands, except earnings per share)
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
AVERAGE BALANCES
Total Assets	$1,276,437	$1,191,942	$1,257,848	$1,163,454
Total Loans	834,653	763,654	823,333	746,829
Total Earning Assets	1,209,339	1,127,339	1,192,083	1,099,192
Total Deposits	1,054,239	1,018,071	1,033,117	1,017,398
Total Stockholder’s Equity	120,858	111,807	116,902	109,854

SELECTED PERFORMANCE DATA
Annualized return on average assets	0.30%	1.02%	0.85%	0.90%
Annualized return on average equity	3.18%	10.88%	9.16%	9.56%
Net interest margin (taxable equivalent)	4.01%	3.89%	3.97%	3.97%
Average loans as a percent of average deposits	79.17%	75.01%	79.69%	73.41%
Average total stockholders’ equity as a % of average total assets	9.47%	9.38%	9.29%	9.44%
Annualized common dividend payout ratio	100.42%	24.29%	33.46%	27.11%
NON-PERFORMING ASSETS					(Extracted from
(Dollars in thousands)					audited annual
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	financial statements)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Non-accrual loans	$1,940	$6,933	$7,363	$8,444	$6,647
Other real estate owned	3,300	1,471	1,459	1,443	1,427
Total non-performing assets	$5,240	$8,404	$8,822	$9,887	$8,074

Loan loss reserve	$10,171	$10,250	$10,177	$10,144	$10,167
Non-accrual loans/Gross loans	0.23%	0.83%	0.90%	1.03%	0.84%
Loan loss reserves/Gross loans	1.21%	1.22%	1.24%	1.24%	1.28%

FNB Bancorp and Subsidiary
CONSOLIDATED BALANCE SHEETS
(Dollar and share amounts in thousands, except earnings per share)					(Extracted from
					audited annual
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	financial statements)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
ASSETS
Cash and due from banks	$18,353	$23,714	$21,859	$25,337	$15,758
Interest-bearing time deposits with financial institutions	130	230	230	205	205
Securities available for sale, at fair value	355,857	360,301	362,006	353,364	360,105
Other equity securities	7,567	7,567	7,567	7,211	7,206
Loans, net of deferred loan fees and allowance for loan losses	829,766	829,100	808,508	807,191	782,485
Bank premises, equipment and leasehold improvements, net	9,322	9,417	9,416	9,571	9,837
Bank owned life insurance	16,637	16,540	16,438	16,349	16,247
Accrued interest receivable	5,317	4,804	4,945	4,785	4,942
Other real estate owned	3,300	1,471	1,459	1,443	1,427
Goodwill	4,580	4,580	4,580	4,580	4,580
Prepaid expenses	825	469	621	768	856
Other assets	13,584	16,421	16,032	15,917	15,746
TOTAL ASSETS	$1,265,238	$1,274,614	$1,253,661	$1,246,721	$1,219,394

LIABILITIES
Deposits:
Demand, noninterest bearing	$313,435	$309,753	$296,249	$287,029	$296,273
Demand, interest bearing	130,988	122,353	129,435	125,643	121,086
Savings and money market	467,788	482,335	472,050	496,697	487,763
Time	138,084	130,630	124,604	115,622	114,384
Total Deposits	1,050,295	1,045,071	1,022,338	1,024,991	1,019,506
Federal Home Loan Bank advances	75,000	85,000	91,000	86,000	71,000
Note payable	3,750	3,900	4,050	4,200	4,350
Accrued expenses and other liabilities	16,913	19,447	17,546	17,198	14,224
Total Liabilities	1,145,958	1,153,418	1,134,934	1,132,389	1,109,080
STOCKHOLDERS’ EQUITY
Common stock, no par value	85,565	85,309	85,159	84,603	84,283
Retained Earnings	34,654	34,655	32,306	29,842	27,577
Accumulated other comprehensive (losses) earnings, net of tax	(939)	1,232	1,262	(113)	(1,546)
Total Stockholders’ Equity	119,280	121,196	118,727	114,332	110,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,265,238	$1,274,614	$1,253,661	$1,246,721	$1,219,394

FNB Bancorp and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
(Dollar and share amounts in thousands, except earnings per share)			(Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
INTEREST INCOME
Interest and fees on loans	$10,867	$10,646	$10,370	$10,073	$9,578
Interest on dividends and securities	2,119	2,085	1,989	1,943	1,925
Interest on deposits with other financial institutions	42	54	19	11	7
Total interest income	13,028	12,785	12,378	12,027	11,510

INTEREST EXPENSE
Deposits	757	737	677	636	631
Federal Home Loan Bank advances	249	241	214	146	48
Interest on note payable	52	54	55	53	55
Total interest expense	1,058	1,032	946	835	734
NET INTEREST INCOME	11,970	11,753	11,432	11,192	10,776
Recovery of loan losses	(220)	—	(140)	—	—
NET INTEREST INCOME AFTER RECOVERY OF LOAN LOSSES	12,190	11,753	11,572	11,192	10,776
NONINTEREST INCOME
Service charges	532	571	564	597	599
Net gain on sale of available-for-sale securities	—	59	123	28	57
Earnings on bank owned life insurance	97	102	89	102	102
Other income	237	240	236	283	565
Total noninterest income	866	972	1,012	1,010	1,323
NONINTEREST EXPENSES
Salaries and employee benefits	4,906	4,824	4,862	4,774	4,839
Occupancy expense	685	704	707	651	635
Equipment expense	402	436	406	402	448
Professional fees	261	340	408	473	384
FDIC assessment	90	90	90	130	150
Telephone, postage, supplies	324	321	325	297	298
Advertising expense	109	127	107	108	120
Data processing expense	143	145	144	139	178
Low income housing expense	122	122	123	105	71
Surety insurance	87	89	89	84	85
Director fees	72	72	72	72	72
Other real estate owned expense, net	63	—	7	10	5
Other expenses	354	378	338	360	458
Total noninterest expense	7,618	7,648	7,678	7,605	7,743
EARNINGS BEFORE PROVISION FOR INCOME TAXES	5,438	5,077	4,906	4,597	4,356
Provision for income taxes	4,478	1,766	1,555	1,508	1,314
NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS	$960	$3,311	$3,351	$3,089	$3,042

FNB Bancorp and Subsidiary
(Dollar and share amounts in thousands, except earnings per share)
	(Unaudited) Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016

Per Share and Shareholder Information:
Basic earnings per share available to common stockholders	$0.13	$0.45	$0.46	$0.42	$0.42
Diluted earnings per share available to common stockholders	$0.13	$0.43	$0.44	$0.41	$0.41
Cash dividends declared	$964	$959	$882	$780	$739
Average shares outstanding	7,412	7,375	7,342	7,301	7,275
Average diluted shares outstanding	7,669	7,619	7,585	7,518	7,461
Shares outstanding as of end of period	7,442	7,403	7,362	7,311	7,280

SELECTED PERFORMANCE DATA
Annualized return on average assets	0.30%	1.05%	1.07%	1.00%	1.02%
Annualized return on average equity	3.18%	11.10%	11.58%	11.24%	10.88%
Net interest margin (taxable equivalent)	4.01%	3.97%	3.93%	3.98%	3.89%
Average loans as a percent of average deposits	79.17%	78.73%	81.18%	79.73%	75.01%
Average total stockholders’ equity as a % of average total assets	9.47%	9.43%	9.21%	8.91%	9.38%
Annualized common dividend payout ratio	100.42%	28.96%	26.32%	25.25%	24.29%

					(Extracted from
LOANS					audited annual
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	financial statements)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Real estate loans:
Construction	$35,206	$49,374	$46,325	$49,490	$43,683
Commercial	456,992	443,556	436,286	431,295	421,222
Multi family	105,138	109,396	104,373	112,911	105,963
Residential	173,476	174,000	166,610	169,373	170,523
Commercial & industrial loans	55,727	51,827	57,217	49,277	48,874
Consumer loans	14,057	11,193	8,884	6,065	3,533
Gross loans	840,596	839,346	819,695	818,411	793,798
Net deferred loan (fees) cost	(659)	4	(1,010)	(1,076)	(1,146)
Allowance for loan losses	(10,171)	(10,250)	(10,177)	(10,144)	(10,167)
NET LOANS	$829,766	$829,100	$808,508	$807,191	$782,485

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.